                             SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.   )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   CVS CORPORATION
    __________________________________________________________________________
                   (Name of Registrant as Specified In Its Charter)


    __________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          ________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          _________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

          _________________________________________________________________

     5)   Total fee paid:

          _________________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

          1)   Amount previously paid:

               ____________________________________________________________

          2)   Form, Schedule or Registration Statement No:

               ____________________________________________________________

          3)   Filing party:

               ____________________________________________________________

          4)   Date Filed:

                                CVS CORPORATION
                                 ONE CVS DRIVE
                         WOONSOCKET, RHODE ISLAND 02895

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, MAY 13, 1998

                            ------------------------

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of CVS Corporation, a Delaware corporation (the "Company"), will be held at the Company's headquarters at One CVS Drive, Woonsocket, Rhode Island on Wednesday, May 13, 1998 at 10:00 a.m. local time, for the following purposes:

        1. To elect to the Board of Directors the nominees named in the enclosed proxy statement, to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

        2. To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 300 million shares to one billion shares.

        3. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998.

        4. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business on March 24, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments thereof.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    Stanley P. Goldstein

                                    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                    OFFICER

Woonsocket, Rhode Island

March 31, 1998

--------------------------------------------------------------------------------

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A PRE-ADDRESSED, POSTAGE PREPAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
--------------------------------------------------------------------------------

                                CVS CORPORATION
                                 ONE CVS DRIVE
                         WOONSOCKET, RHODE ISLAND 02895
                                 (401) 765-1500

                            ------------------------

                                PROXY STATEMENT
                               ------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CVS Corporation ("CVS" or the "Company"), a Delaware corporation, of proxies in the accompanying form, to be used at the annual meeting of stockholders to be held on Wednesday, May 13, 1998 at 10:00 a.m. at the Company's headquarters at One CVS Drive, Woonsocket, Rhode Island, and any adjournment or adjournments thereof (the "Meeting").

    The shares represented by each properly executed proxy solicited by the Board of Directors and received by the Company will be voted as specified by the stockholder on the proxy. If no such specification is made, the shares will be voted: (i) FOR the election of the nominees for director named herein; (ii) FOR the proposal to amend the Company's Amended and Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of the Company's common stock from 300 million to one billion (the "Charter Amendment Proposal"); (iii) FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998; and (iv) in accordance with the judgment of the person or persons voting such proxies with respect to such other matters, if any, as may properly come before the Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by delivering a written notice of revocation to the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by voting in person at the Meeting (after having notified the Secretary at any time prior to the voting of the proxy). Attendance at the Meeting will not in itself constitute the revocation of a proxy. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting.

    The close of business on March 24, 1998 has been fixed as the record date (the "Record Date") for determining the stockholders entitled to notice of and to vote at the Meeting. On the Record Date, there were approximately [173.1] million shares of Common Stock (as defined below) outstanding and entitled to vote at the Meeting, held by approximately [10,000] stockholders of record. On the Record Date, there were approximately [5.3] million shares of ESOP Preference Stock (as defined below) outstanding and entitled to vote at the Meeting, all held of record by the Trustee under the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the "ESOP").

    The only outstanding voting securities of the Company are shares of common stock, $.01 par value per share ("Common Stock"), and Series One ESOP Convertible Preference Stock, $1.00 par value per share ("ESOP Preference Stock"). Only holders of record of the shares of Common Stock and ESOP Preference Stock on the Record Date are entitled to notice of and to vote at the Meeting. Under Delaware law and the Company's Charter, each share of Common Stock is entitled to one vote on all matters submitted to stockholders. Under the Company's Charter, the holders of ESOP Preference Stock are entitled to vote on all matters submitted to a vote of holders of Common Stock, voting together with the Common Stock as a single class. Each share of ESOP Preference Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of ESOP Preference Stock could be converted on the record date for the applicable meeting (which is currently 1.2 votes, subject to adjustment in the case of certain dilutive events). Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all of the shares with respect to which it has received timely voting instructions.

    The affirmative vote of a plurality of the votes represented by the shares of Common Stock and ESOP Preference Stock present at the Meeting, in person or by proxy, voting as a single class (whether or not a quorum exists), is required to approve the election of directors. The affirmative vote of a majority of the aggregate votes represented by the outstanding shares of Common Stock and ESOP Preference Stock, voting as a single class, is required to approve the Charter Amendment Proposal. The affirmative vote of a majority of the votes represented by the shares of Common Stock and ESOP Preference Stock present at the Meeting, in person or by proxy, and entitled to vote, voting as a single class (so long as such shares so present represent a quorum), is required to approve the proposal to ratify the appointment of the Company's auditors. The presence in person or by proxy of the holders of shares of Common Stock and ESOP Preference Stock entitled to cast a majority of the total votes of all such outstanding shares constitutes a quorum.

    The directors and executive officers of CVS as of February 18, 1998 beneficially own approximately 1.1% of the outstanding Common Stock. For additional information on ownership of Common Stock by directors and executive officers, see "Share Ownership of Directors and Named Executive Officers" below.

    With respect to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

    Abstentions may be specified on all proposals (except the election of directors). A properly executed proxy marked "ABSTAIN" with respect to any proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Meeting with respect to the indicated proposal. Accordingly, since the affirmative votes described above are required for approval of the proposals (except the election of directors), a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against such proposal.

    Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals, such as the election of directors and ratification of auditors, when they have not received instructions from beneficial owners. Under NYSE rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Charter Amendment Proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the Charter Amendment Proposal (i.e., "broker non-votes"). Broker non-votes will be treated as not voted and therefore, given the approval requirement described above, will have the effect of a vote against the Charter Amendment Proposal.

    The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and the Company will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. Morrow & Co. will receive customary fees, and expense reimbursement, for such services. In addition, solicitations may be made by mail, telephone, telegraph and personal interview, by the directors, officers and regularly engaged employees of the Company, without extra compensation. To the extent necessary in order to ensure sufficient representation at the Meeting, the Company may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

    This Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy are being mailed on or about March 31, 1998 to all stockholders entitled to notice of and to vote at the Meeting.

    The Annual Report to Stockholders for the year ended December 31, 1997 is being mailed to the stockholders with this Proxy Statement, but does not constitute a part hereof.

                                   MANAGEMENT

DIRECTORS

    The Company's Charter provides for the Company's business to be managed by or under the direction of the Board of Directors. Under the Charter, the number of directors is such number between three and eighteen as may be fixed from time to time by the Board of Directors, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified.

    AGREEMENT TO ELECT ONE ARBOR DESIGNEE FOLLOWING CONSUMMATION OF ARBOR
     ACQUISITION

    As previously announced on February 9, 1998, the Company has entered into an Agreement and Plan of Merger with Arbor Drugs, Inc. ("Arbor") providing for the merger of Arbor with a wholly owned subsidiary of the Company, on the terms and conditions of such merger agreement.

    The Company has agreed in the merger agreement to elect one Arbor designee, Mr. Eugene Applebaum--Arbor's Chairman and Chief Executive Officer, to the Company's Board of Directors on the day following consummation of the merger. In the event the merger is consummated, the Board will elect Mr. Applebaum as a director on the day following such consummation by filling a Board vacancy (after expanding the size of the Board by one, if necessary). Subject to satisfaction of the closing conditions to the Arbor merger, management currently expects to consummate the merger on or about March 31, 1998.

    If the Arbor merger is consummated prior to the Meeting, Mr. Applebaum will have already become a director as described in the preceding paragraph and will be a nominee for director at the Meeting. If the Meeting occurs prior to consummation of the merger, Mr. Applebaum will not be a nominee for director at the Meeting. In this latter case, Mr. Applebaum would become a director only upon his election by the Board following consummation of the merger, as described in the preceding paragraph.

    BOARD SIZE

    The number of directors is presently fixed at thirteen. Current directors who are not standing for re-election at the Meeting are Ms. Patricia Carry Stewart and Mr. M. Cabell Woodward, Jr., who have informed the Company that they will retire at the time of the Meeting. If the Arbor merger is consummated prior to the Meeting, Mr. Applebaum will be a director prior to the Meeting and the Board size will be fourteen at that time. In that case, there will be twelve nominees (including Mr. Applebaum) at the Meeting. If the Meeting occurs prior to consummation of the Arbor merger, there will be eleven nominees at the Meeting. The Board size will be reduced to twelve following consummation of the Arbor merger (or eleven if the Arbor merger fails to be consummated).

    NOMINEES

    The eleven individuals first named below are nominees for election as directors at the Meeting. In addition, Mr. Applebaum will be a nominee if the Arbor merger is consummated prior to the Meeting. Each individual's age is indicated in parentheses alongside such individual's name. Except for Mr. Applebaum, each of the following individuals is a director of the Company on the date hereof.

    ALLAN J. BLOOSTEIN (68), a director since 1989, is the President of Allan J. Bloostein Associates, a consulting firm; retired Vice Chairman and director of May Department Stores; director of Taubman Centers Inc.; trustee or director of various Smith Barney investment portfolios.

    W. DON CORNWELL (50), a director since 1994, is the Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company; director of Pfizer, Inc.

    THOMAS P. GERRITY (56), a director since 1995, is the Dean of The Wharton School of the University of Pennsylvania; director of Digital Equipment Corporation, Fannie Mae, Reliance Group Holdings, Inc. and Sun Company, Inc.; trustee of the MAS Funds.

    STANLEY P. GOLDSTEIN (63), a director since 1984, has been Chairman of the Board and Chief Executive Officer since January 1987; director of Bell Atlantic Corporation, Linens 'n Things, Inc. and Footstar. Additionally, the Company recently announced that Mr. Goldstein will step down as Chief Executive Officer effective May 13, 1998, at the time of the Meeting. He will be succeeded as Chief Executive Officer by Thomas M. Ryan (see below). Mr. Goldstein will remain Chairman of the Board.

    WILLIAM H. JOYCE (62), a director since 1994, is the Chairman of the Board and Chief Executive Officer of Union Carbide Corporation, a leading producer of chemicals and polymers; from January 1993 to January 1996, President, Chief Operating Officer and director of Union Carbide Corporation; from December 1991 to January 1993, Executive Vice President of Union Carbide Corporation; director of Reynolds Metals Company.

    TERRY R. LAUTENBACH (59), a director since 1991, is a retired Senior Vice President of IBM Corporation, a multinational advanced information technology company; director of Air Products and Chemicals Inc., Varian Associates, Inc. and Footstar; trustee of Loomis-Sayles Mutual Funds.

    TERRENCE MURRAY (58), a director since 1996, is the Chairman and Chief Executive Officer of Fleet Financial Group; director of A.T. Cross Company and Allmerica Financial Corporation; trustee of Brown University and honorary trustee of The Rhode Island School of Design.

    SHELI Z. ROSENBERG (56), a director since 1997, is the President and Chief Executive Officer of Equity Group Investments, Inc. and its subsidiary Equity Financial and Management Company, both real estate investment firms; principal of the law firm Rosenberg & Liebentritt, P.C.; from 1980 to 1994, Ms. Rosenberg was General Counsel to Equity Group Investments, Inc.; director of American Classic Voyages, Inc., Anixter International, Inc., Illinova Corporation, Jacor Communications, Inc., Manufactured Home Communities, Inc., and Quality Food Centers, Inc.; trustee of Equity Residential Properties Trust and Equity Office Properties Trust. Mrs. Rosenberg was a vice president of First Capital Benefit Administrators, Inc., which filed a petition under the federal bankruptcy laws on January 3, 1995, and was liquidated on November 15, 1995.

    THOMAS M. RYAN (45), a director since 1996; Vice Chairman of the Board and Chief Operating Officer of CVS since October 1996; President and Chief Executive Officer of CVS Pharmacy, Inc. since January 1994; from January 1990 to January 1994, Executive Vice President Stores of CVS Pharmacy, Inc.; director of Fleet Financial Group and Reebok International Ltd. Additionally, the Company recently announced that Mr. Ryan has been elected President and Chief Executive Officer of CVS Corporation effective May 13, 1998, at the time of the Meeting.

    IVAN G. SEIDENBERG (51), a director since 1993, is the Vice Chairman, President and Chief Operating Officer of Bell Atlantic Corporation, a worldwide communications company; from April 1995 to August 1997, Chairman and Chief Executive Officer of NYNEX Corporation; from January 1995 to April 1995, President, Chief Executive Officer and director of NYNEX Corporation; from February 1994 to January 1995, President, Chief Operating Officer and Vice Chairman of NYNEX Corporation; from April 1991 to February 1994, Vice Chairman, Telecommunications Group, NYNEX Corporation; director of Allied Signal Inc., American Home Products Corporation, Boston Properties, Inc. and Viacom Inc.

    THOMAS O. THORSEN (66), a director since 1997, is a retired Vice Chairman of The Travelers Corporation and a retired Senior Vice President of Finance of General Electric Company; director of Iowa Select Farms, Inc. and PGA Golf Properties, Inc. In May 1994, The Travelers Corporation ("Travelers") and certain executive officers of Travelers, including Mr. Thorsen, its former chief financial officer, consented, without a hearing and without admitting or denying the matters set forth therein, to the issuance of an administrative cease and desist order (the "Order") of the Securities and Exchange Commission (the "SEC"). The Order pertained to the allegedly improper implementation of a new FASB standard, which implementation was made by Travelers after extensive consultation with, and concurrence by, its independent public accountants. No willful or knowing violations of the securities laws were alleged, and no monetary fines were imposed or other disciplinary actions taken by the SEC.

    EUGENE APPLEBAUM (60), will be a nominee only in the event of the consummation of the Arbor merger prior to the Meeting, as discussed above. Mr. Applebaum has been president of Arbor and its predecessors since 1963; from 1985 to the present, he has also served as Arbor's Chairman of the Board and Chief Executive Officer.

    MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the year ended December 31, 1997 there were eight meetings of the Board of Directors. CVS maintains standing Audit, Nominating and Compensation Committees of the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal 1997.

    The Audit Committee held three meetings during the 1997 fiscal year. The duties of the Audit Committee are (i) to consider the adequacy of the accounting and internal control systems, (ii) to oversee the audit function, both independent and internal, (iii) to review annual consolidated financial statements, (iv) to direct and supervise special investigations, (v) to recommend to the Board of Directors the appointment of independent auditors,
(vi) to review non-audit services provided by the independent auditors, (vii) to review conflict of interest policy and compliance procedures and (viii) to report to the Board of Directors from time to time and make such recommendations and observations as it sees fit.

    The current members of the Audit Committee are Patricia Carry Stewart (Chairman), W. Don Cornwell, Thomas P. Gerrity, William H. Joyce and Thomas O. Thorsen.

    The Nominating Committee held one meeting during the 1997 fiscal year. The duties of the Nominating Committee are to nominate, in concert with the Chairman of the Board of Directors, any new director for election by the Board of Directors. The Nominating Committee will consider nominees recommended by the stockholders; the Committee, however, does not have any formal procedure to be followed by stockholders in submitting such recommendations.

    The current members of the Nominating Committee are Terry R. Lautenbach (Chairman), Allan J. Bloostein, William H. Joyce and M. Cabell Woodward, Jr.

    The Compensation Committee held five meetings during the 1997 fiscal year. The duties of the Compensation Committee are (i) to review and approve the salaries, bonuses and other compensation of all officers and directors of the Company and its subsidiaries and of each executive of the Company and its subsidiaries whose base salary is greater than $200,000 per annum, (ii) to administer the 1997 Incentive Compensation Plan and any outstanding awards under the Omnibus Stock Incentive Plan and the 1973 and 1987 Stock Option Plans subject to the terms of such plans and (iii) to administer any profit incentive plans for the benefit of the Company.

    The current members of the Compensation Committee are M. Cabell Woodward, Jr. (Chairman), Allan J. Bloostein, Terry R. Lautenbach, Sheli Z. Rosenberg, Ivan G. Seidenberg and Terrence Murray.

    COMPENSATION OF DIRECTORS

    Summarized below are each of the components of directors compensation in effect for the fiscal year ended December 31, 1997.

    ANNUAL RETAINER AND STOCK GRANT. Each director who is not an employee of the Company receives a retainer of $30,000 per year and a fee of $1,500 for each Board meeting, $1,000 for each telephonic Board meeting and $1,000 for each committee meeting that he or she attends. In addition, each director who is not an employee of the Company receives an annual retainer of $2,500 for each committee he or she chairs. One-half of the annual retainer is paid in Common Stock. At a director's election, all retainers and meeting fees may be paid in Common Stock. In accordance with the 1996 Directors Stock Plan, each non-employee director receives an annual grant of 350 shares of Common Stock, subject to proration for any partial year of service. Receipt of shares of Common Stock may be deferred at the director's election.

    As of December 31, 1997, the Company's directors had deferred receipt of shares of Common Stock as follows: Mr. Bloostein, 4,510 shares; Mr. Cornwell, 1,819 shares; Mr. Gerrity, 185 shares; Mr. Joyce, 2,467 shares, Mr. Lautenbach, 2,893 shares; Mr. Murray, 903 shares; Ms. Rosenberg, 1,003 shares; Mr. Seidenberg, 2,311 shares; Ms. Stewart, 4,390 shares; and Mr. Woodward, 6,606 shares.

    DIRECTORS RETIREMENT PLAN. The Board of Directors determined to cease further accruals under the Directors Retirement Plan and to permit each director who is entitled to a benefit under the Directors Retirement Plan to elect to receive the present value of such benefit in the form of shares of Common Stock. Each of the entitled directors elected to do so.

    DIRECTORS AND OFFICERS LIABILITY INSURANCE. The Company has purchased directors and officers liability insurance with a limit of $100,000,000 and pension trust liability insurance with a limit of $50,000,000. This insurance was purchased in layers from National Union Fire Insurance Company of Pittsburgh, Pennsylvania; Federal Insurance Company of Warren, New Jersey; Continental Casualty Company of Chicago, Illinois, St. Paul Surplus Lines Company of St. Paul, Minnesota; Reliance Insurance Company of Philadelphia, Pennsylvania; and Royal Indemnity Company of Charlotte, North Carolina. The pension trust liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA. All of the insurance policies expire on June 30, 1998. The aggregate premium for these insurance policies is $791,445 for the directors and officers liability coverage and $110,753 for the pension trust liability coverage. It is expected that the above liability insurance coverage will be renewed or replaced upon expiration of the above policies.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Ivan Seidenberg, the Vice Chairman, President and Chief Operating Officer of Bell Atlantic Corporation, who is one of the directors standing for re-election, serves on CVS' Compensation Committee. Mr. Stanley Goldstein, the Chairman and Chief Executive Officer of CVS, serves on the Board of Directors of Bell Atlantic, but does not serve on Bell Atlantic's Compensation Committee.

    Mr. Terrence Murray, the Chairman and Chief Executive Officer of Fleet Financial Group, who is one of the directors standing for re-election, serves on CVS' Compensation Committee. Mr. Thomas Ryan, the Vice Chairman and Chief Operating Officer of CVS, serves on the Board of Directors of Fleet Financial Group, but does not serve on Fleet's Compensation Committee.

SHARE OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

    Share ownership information for each member of the Board of Directors, each nominee for election to the Board of Directors, each executive officer named in the Summary Compensation Table on page 12 hereof, and all current directors and executive officers as a group is set forth below. Ms. Stewart and Mr. Woodward are current directors who are not standing for re-election at the Meeting.

                                               OWNERSHIP OF COMMON STOCK(1)
                                          ---------------------------------------
 NAME                                     NUMBER                          PERCENT
 ---------------------------------------- ------------------------------  -------
 Allan J. Bloostein......................    10,087(2)(6)                     *
 Charles Conaway.........................   197,027(2)(3)(4)(5)               *
 W. Don Cornwell.........................     3,565(2)(6)                     *
 Thomas P. Gerrity.......................     4,625(2)(6)                     *
 Stanley P. Goldstein....................   940,303(2)(4)(5)(7)               *
 William H. Joyce........................     4,466(2)(6)                     *
 Terry R. Lautenbach.....................    10,730(2)(6)                     *
 Larry J. Merlo..........................    69,712(2)(3)(4)(5)               *
 Terrence Murray.........................     1,309(6)(7)                     *
 Daniel C. Nelson........................   177,074(2)(3)(4)(5)               *
 Sheli Z. Rosenberg......................     3,713(6)                        *
 Thomas M. Ryan..........................   357,686(2)(3)(4)(5)               *
 Ivan G. Seidenberg......................     4,620(2)(6)                     *
 Patricia Carry Stewart..................    11,740(2)(6)                     *
 Thomas O. Thorsen.......................     4,000                           *
 M. Cabell Woodward, Jr..................    13,240(2)(6)                     *
 Eugene Applebaum........................         0(8)                        *
 All directors and executive officers as
   a group
   (19 persons, excluding Mr.
   Applebaum)............................ 1,919,824(2)(3)(4)(5)(6)(7)(8)    1.1%

------------------------

*    Less than 1%.

(1) Unless otherwise indicated, ownership means sole voting and investment power. The number of shares and other information indicated in this table are as of February 18, 1998.

(2) The following shares of Common Stock included above for the indicated persons and group are not presently owned, but are subject to options which were outstanding on February 18, 1998 and were exercisable within 60 days thereafter: Mr. Goldstein, 787,618; each of Messrs. Bloostein, Woodward and Ms. Stewart, 9,240; Mr. Lautenbach, 6,930; Mr. Gerrity, 2,310; Mr. Seidenberg, 4,620; Messrs. Joyce and Cornwell, 3,465; Mr. Ryan, 297,262; Mr. Conaway, 162,837; Mr. Nelson, 147,133; Mr. Merlo, 56,127; directors and executive officers as a group, 1,593,927.

(3) The following shares of Common Stock included above for the indicated persons and group were granted under the Company's Omnibus Stock Incentive Plan or its Incentive Compensation Plan and, although no longer subject to performance standards required for certain of the awards since the one year performance period for the awards has expired, all are subject to certain restrictions as to continued employment and transfer of such shares as provided in the plans: Mr. Ryan, 48,231; Mr. Conaway, 32,816; Mr. Nelson, 28,435; Mr. Merlo, 12,043; executive officers as a group, 128,012.

(4) The following shares of Common Stock were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but receipt of such shares has been deferred pursuant to the Company's Deferred Stock Compensation Plan: Mr. Goldstein, 22,022; Mr. Ryan, 3,385 shares; each of Messrs. Conaway and Nelson, 1,666 shares; Mr. Merlo, 1,108 shares; all directors and executive officers as a group, 29,847. These amounts have not been included in the above table.

(5) The ESOP, established in 1989, held as of February 18, 1998, 5,324,444 shares of ESOP Preference Stock. The Bank of New York, the trustee of the ESOP, will vote shares held by the ESOP in proportion to instructions received from plan participants. As of December 31, 1996, the last date on which an allocation was made, Mr. Goldstein has been allocated 893.158 shares; Mr. Ryan has been allocated 864.663 shares; Mr. Conaway has been allocated 278.216 shares; Mr. Nelson has been allocated 217.757 shares; Mr. Merlo has been allocated 556.438 shares; and all executive officers as a group have been allocated 2,944.302 shares. These amounts have not been included in the above table.

(6) The following shares of Common Stock were receivable as non-employee director compensation, but receipt of such shares has been deferred pursuant to the Company's 1996 Directors Stock Plan: Mr. Bloostein, 4,518 shares; Mr. Cornwell, 1,823 shares; Mr. Gerrity, 185 shares; Mr. Joyce, 2,495 shares; Mr. Lautenbach, 2,898 shares; Mr. Murray, 905 shares; Ms. Rosenberg, 1,028 shares; Mr. Seidenberg, 2,339 shares; Ms. Stewart, 4,397 shares; Mr. Woodward, 6,617 shares; all non-employee directors as a group, 27,205. These amounts have not been included in the above table.

(7) Of the shares shown opposite Mr. Goldstein's name, 20,000 shares are held by Mr. Goldstein's wife. Mr. Goldstein disclaims beneficial ownership of such shares. Of the shares shown opposite Mr. Murray's name, 500 shares are held by a charitable foundation. Mr. Murray disclaims beneficial ownership of such shares.

(8) Mr. Applebaum will become a director and a nominee only following consummation of the Arbor merger. See "Directors-- Agreement to Elect One Arbor Designee Following Consummation of Arbor Acquisition", above. As of February 18, 1998, Mr. Applebaum did not beneficially own any shares of the Company's Common Stock. Upon consummation of the Arbor merger, Mr. Applebaum would beneficially own between approximately 4.5 million and 5.2 million shares of Common Stock, depending on the Exchange Ratio in the merger, as well as (i) approximately 1.1 million to 1.3 million shares of Common Stock, depending on the Exchange Ratio in the merger, which are not presently owned by Mr. Applebaum, but are subject to options exercisable within 60 days of February 18, 1998, and (ii) options to purchase 25,000 shares of Common Stock which will be granted to Mr. Applebaum upon consummation of the merger and will be immediately exercisable. Such ownership interests of Mr. Applebaum are not included in the aggregate beneficial ownership of all directors and executive officers as a group.

SHARE OWNERSHIP INFORMATION OF CERTAIN PRINCIPAL STOCKHOLDERS

    The Company is not aware of any person who owned beneficially more than 5% of its outstanding voting securities as of February 18, 1998, except as shown in the following table:

                                                                                            NO. OF       PERCENT
TITLE OF CLASS                               NAME AND ADDRESS OF BENEFICIAL OWNER           SHARES      OF CLASS*
-------------------------------------  ------------------------------------------------  ------------  -----------
Common Stock.........................  FMR Corp.(1)
                                       82 Devonshire Street
                                       Boston, MA 02109                                   24,002,349         13.9%

Common Stock.........................  Putnam Investments, Inc.(2)
                                       One Post Office Square
                                       Boston, MA 02108                                   12,651,112          7.3%

Series One ESOP Convertible            CVS Corporation and Subsidiaries
  Preference Stock...................  Employee Stock Ownership Plan Trust(3)
                                       c/o Bank of New York, as Trustee
                                       48 Wall Street
                                       New York, NY 10005                                  5,324,444          100%

------------------------

* This calculation is based on all outstanding shares of Common Stock and ESOP Preference Stock as of February 18, 1998. The percent of voting securities owned by FMR Corp., Putnam Investments, Inc. and the ESOP are approximately 13.4%, 7.1% and 3.0%, respectively.

(1) FMR Corp. ("FMR") filed a statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934 dated December 30, 1997, as a parent holding company in accordance with Rule 13d-1(b)(ii)(G) of such Act, disclosing beneficial ownership of greater than 5% of the Common Stock (24,002,349 shares). According to the statement, FMR and/or subsidiaries have sole voting power with respect to 1,286,618 of such shares and sole dispositive power over all of these shares, and FMR has certified that all of these shares were acquired in the ordinary course of business, and not for the purpose of changing or influencing the control of CVS.

(2) Putnam Investments, Inc. ("Putnam") filed two statements with the SEC on
    Schedule 13G under the Securities Exchange Act of 1934 dated January 16, 1998, as a parent holding company in accordance with Rule 13d-1(b)(ii)(G) of such Act, disclosing beneficial ownership of greater than 5% of the Common Stock (an aggregate of 12,651,112 shares). According to the statements, Putnam and/or subsidiaries have sole voting power and sole dispositive power with respect to none of such shares, and Putnam has certified that all of these shares were acquired in the ordinary course of business, and not for the purpose of changing or influencing the control of CVS.

(3) Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust

    Agreement, votes these shares in the same proportion as it votes all of the shares with respect to which it has received timely voting instructions. Currently, each share of ESOP Preference Stock is entitled to 1.2 votes per share on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as a single class.

EXECUTIVE COMPENSATION

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (for purposes of this report, the "Committee") is composed of six independent outside directors, none of whom is an officer or employee of CVS or its subsidiaries. The Committee is responsible for the establishment of policies governing and for the implementation, administration and interpretation of all aspects of executive officer compensation. The Committee has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table below, participate.

    COMPENSATION POLICIES. The Committee reviews the compensation of executive officers on an ongoing basis, developing and implementing plans to serve the following objectives:

       - Support, communicate and drive achievement of CVS' business strategies and goals;

       - Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other firms with whom CVS competes for business and talent;

       - Motivate high performance among executive officers in an entrepreneurial incentive-driven culture;

       - Closely align the interests of executive officers with stockholders' interests; and

       - Reward results achieved short term and in the long term creation of stockholder value.

    The Committee intends that executive officer compensation be determined and administered on the basis of total compensation, rather than on separate free-standing components. The Committee has sought to create an integrated total compensation program structured to balance appropriately short- and long-term business and financial strategic goals. A significant amount of total pay for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

    In 1997, the Committee engaged a compensation consulting firm to assist it in the design of a new executive compensation program for the key CVS management group. The consulting firm was engaged to research and advise CVS regarding market data and best practices for the key management group, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, to compare their salaries and other compensation awards to industry standards and to recommend compensation programs and policies that would reflect and enhance CVS' high-growth strategy. This comparison included compensation levels reported for senior executives of nine specific retailers (including four drug chains) with sales ranging from approximately $3.3 billion to $11.8 billion. Five of the companies in this survey group are included in the S&P Retail Composite Index used in the stock performance graph on page 14. The compensation program for CVS' executive officers named in the Summary Compensation Table in 1997 resulted from the Committee's review of this information.

    For 1997, executive officer compensation consisted of base salaries, cash bonuses based on annual performance and, in the case of senior executives other than the Chief Executive Officer, deferred stock and stock options under the long-term Partnership Equity Program. Total compensation levels for 1997 generally were targeted at the 50th to 75th percentile of compensation paid by comparable companies in the survey group. In any one year or period of years, however, actual total compensation levels of executive officers may range well below or above a targeted level based on performance against annual and long-term business objectives and total return to stockholders. In addition, as discussed below, the Partnership Equity Program requires an investment by each participant, which may provide compensation above the targeted levels during the life of the program based in part on the return on such investment, together with compensatory elements of the program.

    BASE SALARIES. The Committee reviews base salaries annually and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 1997, as part of the overall review of the CVS compensation program, salaries of the executive officers, other than the Chief Executive Officer, were increased in light of market data, as well as to provide merit increases and to reflect promotions and increased responsibilities. The Committee generally sought, through these increases, to place such salaries in the range between the 50th and 75th percentile of base salaries in the comparable companies group. The Chief Executive Officer's base salary has not been increased since 1993.

    ANNUAL INCENTIVE AWARDS. CVS maintains an annual incentive plan that rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the "Normal Award." Normal Awards payable in cash (subject to elective deferral) range up to 65% of base salary for the Chief Executive Officer and the President, and range up to 60% of base salary for the other executive officers. Certain senior executive officers, other than the Chief Executive Officer, are also eligible for restricted stock awards based on performance relative to predetermined objectives established for the year. These performance-based restricted stock awards generally vest after three years of continued future employment. Normal stock awards range up to 50% of base salary for the President, and range up to 40% of base salary for the other executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives, and smaller or no awards (both cash and performance-based restricted stock) if performance falls below such objectives.

    For 1997, the Committee determined the Chief Executive Officer's award based on pre-established objectives for CVS' consolidated earnings before federal income taxes ("EBIT") and return on net assets ("RONA"), as well as objectives relating to the acquisition of Revco and the integration of former Revco operations with the preexisting CVS operations. Based on such returns, and the Committee's conclusion that the objectives relating to integration of Revco operations were substantially exceeded, the Chief Executive Officer's annual incentive was payable in cash at 224% of his Normal Award for 1997. This amount is reflected in the bonus column of the Summary Compensation Table.

    Annual incentive awards for 1997 payable to other executive officers were based on the same EBIT and RONA objectives and objectives relating to integration of Revco operations. Accordingly, annual incentives were generally payable in a combination of cash and CVS stock at a rate of 224% of the Normal Award for 1997, which amounts are reflected in the bonus column and restricted stock column of the Summary Compensation Table.

    STOCK OPTIONS. To date, the Compensation Committee has established a general policy of making regular stock option grants to executives every other year. The Committee may make exceptions to this policy in certain circumstances. For example, although the regular option grants would have been made to executives in 1997 in accordance with this policy, in view of the awards under the Partnership Equity Program, discussed below, the regular option grant for 1997 was omitted. The Committee did, however, grant options to approximately 150 key employees below the officer level.

    PARTNERSHIP EQUITY PROGRAM. As a major element in CVS' new executive compensation program, in 1997 the Committee implemented the Partnership Equity Program for key management of CVS. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial "at risk" personal equity investment in the Company's Common Stock. The Committee believes that the Program will strongly link the economic interests of key managers with each other and with CVS stockholders; provide future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels; and assure key management stability, retention, motivation, and long-term focus on corporate strategy.

    Under the Program, approximately 40 key managers of the Company, including its executive officers other than the Chief Executive Officer, were given the opportunity to invest in Common Stock based on their position, responsibilities and potential impact on the creation of long-term stockholder value. The purchase price of shares, set at $46.00 per share (fair market value at the purchase date), was payable from each participant's personal funds, without loans or guarantees by the Company, including by application of certain payouts from other compensation programs. For each share purchased (up to certain individual dollar limits), the Committee made a matching grant of one deferred share; such deferred share will vest (become non-forfeitable) at the end of five years if the participant both retains the purchased share for that period and continues to be employed by CVS, subject to accelerated vesting in certain events. Furthermore, the Committee has granted stock options at a rate of ten shares subject to option for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of three, four and five years following the grant date, again based on continued employment and retention of the purchased shares, subject to accelerated vesting in certain events.

    The Committee believes that the participation in the Partnership Equity Program evidences a strong personal commitment by key management--both financially and through continued future employment-- to the growth of CVS and creation of long-term stockholder value. Such a commitment, in the Committee's view, enhances the long-term outlook for growth in stockholder value, and the Program will provide commensurate long-term rewards and compensation to participants if such growth materializes and can be sustained. The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation thereon when making option, restricted stock and Partnership Equity Program award determinations.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

    The Committee's policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers as performance based compensation, except for amounts not in excess of $1 million in a given year. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance based compensation not subject to the limitation on deductibility. The Committee believes that stock options granted under prior plans also qualify as performance based compensation under Section 162(m), and other steps, such as deferral arrangements, can be used to avoid or minimize any loss of deductibility. Nevertheless, maintaining tax deductibility is but one consideration among many--and is not the most important consideration--in the design of the compensation program for senior executives. The Committee may, from time to time, conclude that compensation arrangements are in the best interests of CVS and its stockholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

    Compensation Committee Members are M. Cabell Woodward, Jr., Chairman, Allan
J. Bloostein, Terry R. Lautenbach, Terrence Murray, Sheli Z. Rosenberg and Ivan
G. Seidenberg.

    SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of December 31, 1997 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended December 31, 1997.

                                                                                              LONG TERM COMPENSATION
                                                                                    ------------------------------------------
                                                                                              AWARDS                PAYOUTS
                                                                                    ---------------------------  -------------
                                                             ANNUAL COMPENSATION     RESTRICTED    SECURITIES      ALL OTHER
                                                           -----------------------  STOCK AWARDS   UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION(S)                  YEAR     SALARY($)   BONUS($)(1)     ($)(2)     OPTIONS(#)(3)     ($)(4)
----------------------------------------------  ---------  ----------  -----------  ------------  -------------  -------------
Stanley P. Goldstein..........................       1997   1,050,000   1,524,960        --            --              7,578
  Chairman of the Board, Chief                       1996   1,050,000   1,000,000        --            --             20,040
  Executive Officer and Director of                  1995   1,050,000      --            --           519,690          3,750
  CVS

Thomas M. Ryan................................       1997     700,000   1,052,950     1,710,000       195,660          7,072
  Vice Chairman, Chief Operating                     1996     587,599   2,558,000       300,000       346,460          9,167
  Officer and Director of CVS;                       1995     525,000     862,000       870,000        86,615         10,580
  President and Chief Executive Officer
  of CVS Pharmacy, Inc.

Charles C. Conaway............................       1997     500,000     670,310     1,146,900       152,180          7,050
  Executive Vice President and                       1996     387,500   2,037,000       230,000       230,974          9,167
  Chief Financial Officer of CVS;
  Executive Vice President and
  Chief Financial Officer of CVS
  Pharmacy, Inc.

Daniel C. Nelson..............................       1997     425,000     603,280       902,200       108,700          7,094
  Vice President of CVS;                             1996     337,575     537,000       230,000       230,974          8,375
  Executive Vice President--
  Marketing of CVS Pharmacy, Inc.

Larry J. Merlo................................       1997     350,000     391,020       495,500        65,230          7,027
  Vice President of CVS;                             1996     266,250     358,000       153,000        86,615          9,000
  Senior Vice President--Stores of
  CVS Pharmacy, Inc.

------------------------

(1) Amount of bonus in 1996 includes a deferred bonus in the amount of $1,500,000 payable to each of Messrs. Ryan and Conaway in 1999 in recognition of their work in successfully implementing the Company's strategic restructuring program.

(2) Restricted stock granted in 1997 is forfeitable if the recipient ceases to be employed by the Company during the five year restriction period, subject to accelerated vesting in certain events. All restricted stock disclosed in this table and currently outstanding reflect awards of either (i) performance-based restricted stock which is contingent upon meeting one year performance objectives and subject to a three-year holding period from the date of grant, (ii) restricted stock that vests over either a three or four year period based on continuing employment, or (iii) matching restricted stock units that vest on the fifth anniversary of the date of the grant based on continuing employment. Based on the number of shares of restricted stock earned at the end of a period, dividends are paid at the same rate as paid to all stockholders from the date of the award. On December 31, 1997, based on the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on such date, Mr. Ryan had a right to receive, in the aggregate, 50,405 restricted shares having a market value of $3,238,521; Mr. Conaway had a right to receive, in the aggregate, 34,482 restricted shares having a market value of $2,215,469; Mr. Nelson had a right to receive, in the aggregate, 30,101 restricted shares having a market value of $1,933,989; and Mr. Merlo had a right to receive, in the aggregate, 13,151 restricted shares having a market value of $844,952.

(3) Options outstanding have been adjusted to account for the spin-off of Footstar on October 12, 1996. Options granted in 1997 become exercisable in three annual installments beginning on the third anniversary of the grant date. Options granted in 1996 become exercisable as follows: one-half of the grant becomes exercisable in three annual installments beginning on the second anniversary of the grant date; the remaining one-half of the grant became exercisable in 1997 due to accelerated vesting following achievement of certain target trading values of the Company's Common Stock.

(4) For 1997, includes $3,750 contributed under the Company's 401(k) Profit Sharing Plan for each of the named executive officers; 59.869 ESOP shares based on an assumed market value of $53.45 per share (total value of $3,200) contributed under the ESOP for each of the named executives; and $628, $141, $100, $144 and $77 paid in life insurance premiums for Messrs. Goldstein, Ryan, Conaway, Nelson and Merlo, respectively.

    OPTION GRANTS IN FISCAL YEAR ENDING DECEMBER 31, 1997

    The following table summarizes activity relating to stock options awarded to the named executive officers in the last fiscal year.

                                                  NO. OF        PERCENTAGE OF
                                                SECURITIES      TOTAL OPTIONS
                                                UNDERLYING       GRANTED TO                                GRANT DATE
                                             OPTIONS GRANTED    EMPLOYEES IN     EXERCISE    EXPIRATION     PRESENT
NAME                                               (#)         FISCAL YEAR (1)   PRICE ($)      DATE      VALUE ($)(2)
-------------------------------------------  ----------------  ---------------  -----------  -----------  ------------
Stanley P. Goldstein.......................              0             0.00%        --           --            --
Thomas M. Ryan.............................        195,660            14.80%         46.00      2/18/07      2,486,839
Charles C. Conaway.........................        152,180            11.51%         46.00      2/18/07      1,934,208
Daniel C. Nelson...........................        108,700             8.22%         46.00      2/18/07      1,381,577
Larry J. Merlo.............................         65,230             4.93%         46.00      2/18/07        829,073

------------------------

(1) Based on options to purchase 1,321,945 shares granted to all employees during 1997.

(2) The hypothetical present values on the grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted which expire 2/18/2007 include the stock's expected volatility rate (20.22%), risk free rate of return (6.15%), projected dividend yield (0.96%), projected time of exercise (7 years) and projected risk of forfeiture rate for vesting period (5% per annum). There is no assurance that the hypothetical present value of the stock options reflected in this table will be as shown in the table.

    AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDING DECEMBER 31, 1997 AND
     YEAR-END OPTION VALUES

    The following table summarizes stock option exercise activity for the named executive officers during the last fiscal year and the fiscal year-end values of unexercised options.

                                                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                      SHARES          VALUE           OPTIONS AT                AT FISCAL
                                     ACQUIRED       REALIZED     FISCAL YEAR-END(#)(1)       YEAR-END($)(2)
NAME                              ON EXERCISE (#)      ($)      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
--------------------------------  ---------------  -----------  -----------------------  -----------------------
Stanley P. Goldstein............        46,195      1,242,692         614,388/173,230      18,101,710/5,523,941
Thomas M. Ryan..................         2,541         68,355         268,390/397,762       8,188,491/9,827,899
Charles C. Conaway..............             0              0         151,288/279,216       4,587,878/6,703,193
Daniel C. Nelson................        20,323        381,057         135,584/235,736       4,198,485/5,909,683
Larry J. Merlo..................             0              0          56,217/108,538       1,713,990/2,524,572

------------------------

(1) Options outstanding have been adjusted to account for the spin-off of Footstar on October 12, 1996.

(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of Common Stock of $64.25, the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on December 31, 1997. The actual before-tax amount, if any, realized upon the exercise of a stock option will depend upon the market price of the Common Stock at the time the stock option is exercised. There is no assurance that the value of unexercised in-the-money stock options reflected in this table will be as shown in the table.

    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDERS' RETURN AMONG CVS, S&P
     RETAIL COMPOSITE AND S&P 500

    The following graph compares the annual percentage change in the Company's cumulative total stockholder return on its Common Stock during a period commencing on December 31, 1992 and ending on December 31, 1997 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of the S&P Retail Composite and the S&P 500 during such period. The stock price performance on the graph below is not necessarily indicative of future price performance.

                               [GRAPHIC TO COME]

    INCOME CONTINUATION POLICY

    In January 1987, the Board of Directors adopted, and in May 1988 amended, the Income Continuation Policy for Select Senior Executives of the Company (the "Income Continuation Policy"), which provides that in the event of a change in control, as defined in the Income Continuation Policy, and subsequent termination of employment by CVS other than for cause, or by the executive with good reason (as defined in the Income Continuation Policy), within 24 months of a change in control, the Chief Executive Officer and other current named executive officers in the Summary Compensation Table will be entitled to receive from the Company a single sum payment equal to three times the sum of annual base pay plus their full normal annual incentive compensation award immediately prior to such termination of employment. In addition, upon such a termination of employment, each covered executive will be entitled to remain a participant in all employee welfare benefit plans maintained by the Company at the time of such termination of employment for a period of 24 months after such termination of employment (or if such participation is not possible under the terms of any such plan, each such executive shall be provided with benefits which are comparable to the coverage provided by such plan). The Income Continuation Policy also provides that in the event of a change in control each covered executive shall be fully vested in all shares previously awarded to the executive under the Company's Omnibus Stock Incentive Plan and any successor plan thereto without regard to any restrictions previously imposed under the terms of such plan and entitled to exercise any stock options on Common Stock (whether or not otherwise exercisable). In addition, upon termination of employment each outstanding option shall remain exercisable until the earlier of six months after such termination, provided such exercise does not violate the terms of the plan under which such option was granted, or the expiration of the option period specified in such plan. The Income Continuation Policy also provides that if payments under such policy or the Supplemental Executive Retirement Plan described below are subject to the "golden parachute" excise tax under Section 4999 of the Code (which deals with certain payments contingent on a change in control), the Company will make an additional payment to the covered executive in respect of such tax.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan is designed to increase the retirement benefits of selected executive employees. In connection with the Company's restructuring during 1996, the Supplemental Retirement Plan was amended to create a new benefit formula (the "New Benefit Formula"). Under the New Benefit Formula, executives selected for participation (including Messrs. Ryan, Conaway, Nelson and Merlo) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined) for each year of service (including credited years of service under the Supplemental Retirement Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by the Company's qualified plans, social security or other retirement benefits. Except in the event of a change in control (as defined in the plan) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive unless he or she terminates employment after attaining age 55 or after five years of credited service under the plan. The following table shows the approximate amounts of annual retirement income that would be payable under the New Benefit Formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 or with five years of service:

            ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON SERVICE OF

COMPENSATION                      5 YEARS     10 YEARS    15 YEARS    20 YEARS     30 YEARS
-------------------------------  ----------  ----------  ----------  ----------  ------------
$ 600,000......................  $   48,000  $   96,000  $  144,000  $  192,000  $    288,000
  800,000......................      64,000     128,000     192,000     256,000       384,000
 1,000,000.....................      80,000     160,000     240,000     320,000       480,000
 1,300,000.....................     104,000     208,000     312,000     416,000       624,000
 1,600,000.....................     128,000     256,000     384,000     512,000       768,000
 1,900,000.....................     152,000     304,000     456,000     608,000       912,000
 2,200,000.....................     176,000     352,000     528,000     704,000     1,056,000

    Final compensation for purposes of the New Benefit Formula is the average of the executive's three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the Salary and Bonus column of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Conaway, Nelson and Merlo as of December 31, 1997 were 22, 5, 4 and 19 years, respectively. Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

    The benefit formula in place prior to amendment of the Supplemental Retirement Plan (the "Prior Benefit Formula") continues to apply to Mr. Goldstein and certain other executives who have terminated employment with a vested benefit. The Prior Benefit Formula provides that executive officers with at least 10 years of credited service will receive upon retirement at or after age 60 an annual benefit equal to 50% of final compensation less any amounts provided by other retirement programs of the Company or programs of other companies (but without deduction for social security). In the case of retirement on or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a change in control (as defined in the plan) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing 10 years of credited service.

    Under the Prior Benefit Formula, Mr. Goldstein is currently entitled to retire with an annual benefit of approximately $773,000, computed under a straight life annuity formula. Final compensation for purposes of the Prior Benefit Formula is the executive's final year of salary plus targeted annual incentive bonus for his or her final year. In the event of a change in control, benefits will be payable under the Prior Benefit Formula upon subsequent termination of employment on a lump sum basis.

    Benefits under the New Benefit Formula and the Prior Benefit Formula are generally payable in annual installments for the life of the executive, but joint and survivor forms of payment of equivalent actuarial value may be elected.

    EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

    The Company has entered into employment agreements (each referred to below as an "Employment Agreement" and collectively as the "Employment Agreements") with Messrs. Ryan, Conaway, Nelson and Merlo relating to their employment with the Company. The Employment Agreements supersede the Income Continuation Policy (referred to above) as it relates to such executives.

    The period of employment under the Employment Agreements extends initially for three years, subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Compensation Committee. Base salaries are currently $725,000, $500,000, $450,000 and $350,000 for Messrs. Ryan, Conaway, Nelson and Merlo, respectively. The Employment Agreements also generally provide for (i) continued payment of base salary, target cash bonuses, and other benefits for 36 months in the case of Mr. Ryan and for 24 months in the case of other named executive officers (or a lump sum equal to three times salary plus target bonuses in the case of a change in control) in the event the executive's employment is terminated by the Company without "cause" or voluntarily by the executive due to a "constructive termination without cause"; (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive's base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long term incentive compensation opportunities; and (vi) deferred compensation arrangements. Mr. Ryan's Employment Agreement provides that his target annual incentive opportunity may not be less than 65% of his base salary, and the Employment Agreements for Messrs. Conaway, Nelson and Merlo provide that their target annual incentive opportunities may not be less than 60%, 60% and 50%, respectively, of their base salaries.

    A "change in control" is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS' board of directors, certain mergers and consolidations of CVS or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of CVS. "Constructive termination without cause" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of other named executive officers, following a change in control), material breach of the Employment Agreement by the Company, or, in the case of Mr. Ryan, failure to extend the term of the Employment Agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to the Company.

    If payments under the Employment Agreements following a change in control are subject to the "golden parachute" excise tax, the Company will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Employment Agreements obligate the Company to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and provide that the Company generally will reimburse an executive for expenses incurred in seeking enforcement of the Employment Agreement if he prevails or, after a change in control, if the executive's assertion of rights is in good faith and not frivolous.

    The Employment Agreement with Mr. Ryan relates to his employment as Vice Chairman and Chief Operating Officer of CVS Corporation, President and Chief Executive Officer of CVS Pharmacy Inc., and his agreement to serve as a member of the Board of Directors of CVS Corporation. The Employment Agreements with Messrs. Conaway, Nelson and Merlo relate to their employment as executive officers of CVS Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the Company's merger agreement with Arbor, the Company entered into (or, upon consummation of such merger, would enter into) the following agreements and arrangements with Mr. Eugene Applebaum, Arbor's Chairman and Chief Executive Officer.

        (i) The Company and Mr. Applebaum have entered into an Option and Voting Agreement providing for, among other things, (a) Mr. Applebaum's agreement to vote Arbor shares beneficially owned by him and certain of his family members (approximately 24% of the outstanding Arbor voting stock) in favor of the merger and (b) the grant by Mr. Applebaum to CVS of an option to purchase such Arbor shares in the event of termination of the merger agreement under certain circumstances.

        (ii) In connection with consummation of the Arbor merger, the parties to such Option and Voting Agreement would enter into a registration rights agreement pursuant to which CVS would agree to certain registration rights under the Securities Act of 1933 with respect to the shares of CVS Common Stock issued in the merger to Mr. Applebaum and such family members.

       (iii) CVS has entered into a Consulting Agreement with Mr. Applebaum, that will be effective upon consummation of the Arbor merger, relating to certain transitional and real estate-related services to be provided to CVS by Mr. Applebaum following such consummation.

    The foregoing agreements and arrangements with Mr. Applebaum are more fully described in CVS' Registration Statement on Form S-4 filed under the Securities Act of 1933 in connection with the Arbor merger and such descriptions are incorporated herein by reference. The aforementioned agreements are filed as exhibits to such Registration Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied.

                             ELECTION OF DIRECTORS
                                (NOTICE ITEM 1)

    The nominees described above in "Directors--Nominees" are to be elected at the Meeting, to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Current directors who not standing for re-election at the Meeting are Patricia Carry Stewart and M. Cabell Woodward, Jr., who have informed the Company that they will retire at the time of the Meeting.

    The persons named as proxies in the enclosed proxy have advised the Company that the shares represented are to be voted at the Meeting in accordance with the proxy for the nominees for election as directors, unless a stockholder indicates otherwise on the proxy. The persons named as proxies have also advised the Company that it is their present intention, if any of said nominees shall unexpectedly become unavailable or unwilling to serve, to vote for the election of any person substituted by management for any of said nominees. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve; HOWEVER, Mr. Applebaum's nomination is conditioned upon the consummation of the Arbor merger prior to the Meeting. If the Arbor merger is not consummated prior to the Meeting, Mr. Applebaum will be withdrawn as a nominee and only eleven directors will be elected at the Meeting. Management does not intend to substitute another nominee for Mr. Applebaum.

    The affirmative vote of a plurality of the votes represented by the shares of Common Stock and ESOP Preference Stock present at the Meeting, in person or by proxy, voting as a single class (whether or not a quorum exists), is required to approve the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL NOMINEES, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                 AMENDMENT OF THE COMPANY'S CHARTER TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                     FROM 300 MILLION TO ONE BILLION SHARES
                                (NOTICE ITEM 2)

    Article Fourth of the Company's Charter currently provides for an authorized capitalization of 300 million shares of Common Stock, 120,619 shares of cumulative preferred stock, par value $.01 per share ("Preferred Stock"), and 50 million shares of preference stock, par value $1.00 per share ("Preference Stock).

    The Company's Board of Directors proposes to amend Article Fourth of the Charter to increase the number of authorized shares of Common Stock from 300 million to one billion. Authorized shares of Preferred Stock and Preference Stock would remain unchanged under the proposed amendment.

    REASONS FOR THE BOARD'S RECOMMENDATION OF APPROVAL OF THE CHARTER AMENDMENT
     PROPOSAL; CERTAIN OTHER CONSIDERATIONS

    Of the 300 million shares authorized for issuance under the Charter, there are approximately 173.1 million shares issued and outstanding and approximately
9.9 million reserved for issuance under employee benefit plans. In addition, the Company expects to issue between approximately 18.9 million and 21.7 million shares of Common Stock upon consummation of the Arbor merger.

    The proposed amendment would increase the number of authorized shares of Common Stock by 700 million shares. The additional shares, if issued, would have the same rights as the shares of Common Stock now outstanding. The Board has no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional authorized shares.

    The Board of Directors believes that the proposed increase is in the best interests of CVS and its stockholders for the following reasons. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain the Company's financing and capital raising flexibility, for stock splits and stock dividends, acquisitions and mergers, employee benefit plans and other proper business purposes.

    By having additional shares readily available for issuance, the Board would be able to act expeditiously, without spending the time and incurring the expense of soliciting proxies and holding special meetings of stockholders. For example, today, if the Board determined that a stock split were advisable to enhance stockholder liquidity or to achieve a more attractive market price for a broader spectrum of investors, the Board would not have sufficient authorized shares available to effect a two-for-one split.

    The Board, however, may issue additional shares of common stock without action on your part only if the action is permissible under Delaware law and the rules of the stock exchange on which the Common Stock is listed. For example, today, if the Board were to make a stock acquisition which resulted in an increase of 20% or more in the number of shares of Common Stock outstanding, New York Stock Exchange rules would require that the Company obtain stockholder approval.

    You should note, however, that if the Board were to issue additional shares, it could have a dilutive effect on the Company's per share earnings and on each stockholder's voting power in the Company (unless the stockholder were to purchase additional shares to keep the same level of ownership). There are no preemptive rights available to stockholders in connection with the issuance of any shares.

    CERTAIN STATUTORY AND CHARTER PROVISIONS

    Because an increase in the number of authorized shares could be viewed as having an anti-takeover effect, SEC rules require management to disclose all Charter, bylaw and other provisions that could be viewed as having an anti-takeover effect. Certain provisions of the Company's Charter and bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. The following is a summary of certain of these provisions. The Charter and bylaws are exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the following summary is qualified in its entirety by reference to such documents.

        (i) STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Charter provides that any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting upon the written consent of all stockholders entitled to vote thereon. The Charter also provides that special meetings of the Company's stockholders may only be called by the Board, the Chairman of the Board or the President (or the Vice Chairman in the absence of a President) and may not be called by any other person (subject to the rights of a class or series of Preferred Stock to call special meetings of such class or series). These provisions may make it more difficult for stockholders to take action opposed by the Board.

        (ii) PREFERRED STOCK. Under the Charter, the Board has the authority, without further stockholder approval but subject to certain limitations set forth in the Charter, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of such stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidating preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the Board could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of CVS without any further action by the Company's stockholders.

       (iii) CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS. Article Fifth of the Charter ("Article Fifth") provides that any "Business Combination" with a "Related Person" requires, in addition to any vote required by law, the affirmative approval of at least 66 2/3% of the outstanding shares of Voting Stock (as defined in Article Fifth), voting together as a single class, held by stockholders other than a Related Person, unless, among other things, (i) the Continuing Directors (as defined in Article Fifth), by at least 66 2/3% vote of such Continuing Directors, have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person or (ii) certain fair price criteria and disclosure obligations are satisfied. The term "Related Person" is defined to mean (a) any Person (other than CVS or any wholly owned subsidiary) that, alone or together with any Affiliates and Associates, is or becomes the Beneficial Owner of an aggregate of 10% or more of the outstanding Voting Stock, and (b) any Affiliate or Associate of any such Person, provided, however, that the term "Related Person" shall not include
    (x) a Person whose acquisition of such aggregate percentage of Voting Stock was approved in advance by at least 66 2/3% of the Continuing Directors or
    (y) any pension, profit sharing, employee stock ownership or other employee benefit plan of CVS or any subsidiary, all of the capital stock of or equity interest in which subsidiary is owned by CVS and one or more subsidiaries or CVS, or any trustee or fiduciary when acting in such capacity with respect to any such plan. The term "Business Combination" is defined to mean (a) any merger or consolidation of CVS or a subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any Substantial Amount (as defined in Article Fifth) of the assets of CVS, one or more subsidiaries or CVS and one or more subsidiaries to a Related Person, (c) the adoption of any plan or proposal for the liquidation or dissolution of CVS proposed by or on behalf of any Related Person, (d) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any substantial amount of the assets of a Related Person to CVS, one or more subsidiaries, or CVS and one or more subsidiaries, (e) the issuance of any securities of CVS, one or more subsidiaries or CVS and one or more subsidiaries to a Related Person or to a Person that giving effect thereto, would be a Related Person other than the issuance on a pro rata basis to all holders of stock of the same class pursuant to a stock split or stock dividend, (f) any reclassification of securities, recapitalization of CVS, or any merger or consolidation of CVS with or into one or more subsidiaries or any other transaction that would have the effect, directly or indirectly, of increasing the voting power or other equity interest of a Related Person in CVS, (g) any loan, advance, guaranty, pledge or other financial assistance by CVS, one or more subsidiaries or CVS and one or more subsidiaries to or for the benefit, directly or indirectly (except proportionately as a stockholder), of a Related Person, (h) any agreement, contract or other arrangement providing for any Business Combination and (i) any series of transactions that a majority of Continuing Directors determines are related and that, taken together, would constitute a Business Combination.

        (iv) DELAWARE TAKEOVER STATUTE. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless

    (i) prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, shares owned by (A) persons who are both directors and officers and (B) employee stock plans in certain circumstances), or (iii) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The restrictions imposed by Section 203 will not apply to a corporation if, among other things, (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (ii) 12 months have passed after the corporation, by action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203. The Company has not elected out of Section 203 and, therefore, the restrictions imposed by Section 203 will apply to the Company.

    The affirmative vote of a majority of the aggregate votes represented by the outstanding shares of Common Stock and ESOP Preference Stock, voting as a single class, is required to approve the Charter Amendment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE CHARTER AMENDMENT PROPOSAL, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS A STOCKHOLDER HAS INDICATED A VOTE AGAINST OR AN ABSTENTION ON THE PROXY.

                              INDEPENDENT AUDITORS
                                (NOTICE ITEM 3)

    The Board of Directors has appointed KPMG Peat Marwick LLP, independent public accountants, to audit the financial statements of the Company for the year ending December 31, 1998. The Board proposes that the stockholders ratify this appointment. KPMG Peat Marwick audited the Company's financial statements for the year ended December 31, 1997. The Company expects that representatives of KPMG Peat Marwick will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    In the event that ratification of the appointment of KPMG Peat Marwick as the independent auditors for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

    The affirmative vote of a majority of the votes represented by the shares of Common Stock and ESOP Preference Stock present at the Meeting, in person or by proxy, and entitled to vote, voting as a single class (so long as such shares so present represent a quorum), is required to ratify the appointment of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED A VOTE AGAINST OR AN ABSTENTION ON THE PROXY.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

    To be considered for presentation at the Annual Meeting of Stockholders to be held in 1999, stockholder proposals must be received, marked for the attention of: Secretary, CVS Corporation, One CVS Drive, Woonsocket, Rhode Island 02895, not later than December 1, 1998.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          Stanley P. Goldstein
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

Woonsocket, Rhode Island
March 31, 1998

                               CVS CORPORATION ("CVS")

            THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

The undersigned hereby appoints Stanley P. Goldstein and Thomas M. Ryan, and each of them, the undersigned's true and lawful proxies, agents and attorneys, each with full power to act without the other and with full power of substitution and revocation, for and on behalf of the undersigned, to vote all shares of common stock of CVS which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of CVS, to be held at 10:00 a.m., local time, on Wednesday, May 13, 1998, at the offices of CVS, One CVS Drive, Woonsocket, Rhode Island 02895, and at any adjournments or postponements thereof (the "Meeting").

The undersigned hereby ratifies and confirms all that said proxies may lawfully do in the premises, and hereby revokes all proxies heretofore given by the undersigned to vote at said Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for said Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSALS DESCRIBED BELOW.

TO VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE PROPOSALS DESCRIBED BELOW.


Election of Directors (or if any nominee is not available for election, such substitute as CVS management may designate; provided that if the Arbor Drugs, Inc. merger described in the accompanying proxy statement is not consummated prior to the Meeting, Mr. Applebaum will be withdrawn as a nominee and no substitution will be made).

Nominees:  Eugene Applebaum, Allan J. Bloostein, W. Don Cornwell,
Thomas P. Gerrity, Stanley P. Goldstein, William H. Joyce,
Terry R. Lautenbach, Terrence Murray, Sheli Z. Rosenberg, Thomas M. Ryan, Ivan G. Seidenberg and Thomas O. Thorsen.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

              /X/ Please mark your votes as in this example.

The Board of Directors recommends a vote FOR all Proposals. To vote in accordance with the Board's recommendations, just sign below; no boxes need to be checked.

1.  Election of Directors (see reverse).     FOR / /       WITHHELD  / /


     __________________________________________________________________________

                / /    FOR all nominees, except as noted above.


2. Proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 300 million shares to one billion shares.

             / /  FOR                / /  AGAINST                 / /  ABSTAIN


3. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998.

             / /  FOR               / / AGAINST                  / /   ABSTAIN


4. In their discretion, the proxies and each of them, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.


THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.


Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:____________________________  Date ________________________________

                           CVS CORPORATION ("CVS")

         THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

The undersigned hereby instructs The Bank of New York: (i) as trustee* under the CVS and Subsidiaries Employee Stock Ownership Plan, to vote all of the shares of Series One Convertible ESOP Preference Stock of CVS held in such Plan and (ii) as administrator* of the CVS 401(K) Profit Sharing Plan, to vote all of the shares of CVS common stock held in such Plan, in each case which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of CVS, to be held at 10:00 a.m., local time, on Wednesday, May 13, 1998, at the offices of CVS, One CVS Drive, Woonsocket, Rhode Island 02895, and at any adjournments or postponements thereof (the "Meeting").

The undersigned hereby ratifies and confirms all that said proxy may lawfully do in the premises, and hereby revokes all proxies heretofore given by the undersigned to vote at said Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for said Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSALS DESCRIBED BELOW.

TO VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE PROPOSALS DESCRIBED BELOW.

*THE BANK OF NEW YORK, AS TRUSTEE OR ADMINISTRATOR, HAS APPOINTED CHASEMELLON SHAREHOLDER SERVICES, L.L.C. AS AGENT TO TALLY THE VOTES.

Election of Directors (or if any nominee is not available for election, such substitute as CVS management may designate; provided that if the Arbor Drugs, Inc. merger described in the accompanying proxy statement is not consummated prior to the Meeting, Mr. Applebaum will be withdrawn as a nominee and no substitution will be made).

Nominees:  Eugene Applebaum, Allan J. Bloostein, W. Don Cornwell,
Thomas P. Gerrity, Stanley P. Goldstein, William H. Joyce,
Terry R. Lautenbach, Terrence Murray, Sheli Z. Rosenberg, Thomas M. Ryan, Ivan G. Seidenberg and Thomas O. Thorsen.


    (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

                /X/  Please mark your votes as in this example.

The Board of Directors recommends a vote FOR all Proposals. To vote in accordance with the Board's recommendations, just sign below; no boxes need to be checked.

1.  Election of Directors (see reverse).     FOR / /     WITHHELD / /



    __________________________________________________________________________

                 / /  FOR all nominees, except as noted above.


2. Proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 300 million shares to one billion shares.

       / /  FOR              / /  AGAINST           / /   ABSTAIN


3. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998.

     / /  FOR               / /   AGAINST          / /   ABSTAIN


4. In its discretion, the Bank of New York, as trustee or administrator, is authorized to vote in accordance with its judgment upon such other business as may properly come before the Meeting.


THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

Signature: __________________________  Date __________________________

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.